Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 23, 2020, relating to the financial statements and financial highlights of Baillie Gifford Multi Asset Fund, a series of Baillie Gifford Funds, for the year ended April 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Fund Investments,” “Other Key Service Providers,” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

August 25, 2020